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                                                                    EXHIBIT 12.2



                                   HQI TRANSELEC CHILE S.A.
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                           (AMOUNTS IN THOUSANDS OF CHILEAN PESOS)


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                                                TRANSMISSION                               HQI TRANSELEC
                                                  BUSINESS           HQI TRANSELEC          (PRO FORMA)
                                                 (COMBINED)                           -----------------------
                                              -------------------------------------   AS OF AND FOR THE THREE
CHILEAN GAAP:                                 AS OF AND FOR THE THREE MONTHS ENDED,         MONTHS ENDED
                                              -------------------------------------   ----------------------
                                                MARCH 31, 2000      MARCH 31, 2001          MARCH 31, 2001
                                              -----------------    ----------------         --------------
Pretax Income before minority interest            10,857,851           (149,054)               1,101,871
                                                  ----------          ---------               ----------

Interest expense                                   5,683,239          7,302,476                7,302,476
Adjustment:

   Estimated net decrease in interest
     expense from refinancing (a)                                                             (1,250,925)
                                                  ----------          ---------               ----------
   Total fixed charges                             5,583,239          7,302,476                6,051,551
                                                  ----------          ---------               ----------
Pretax income before minority interest
  plus fixed charges                              16,541,090          7,153,422                7,153,422
                                                  ----------          ---------               ----------
Ratio of earnings to fixed charges                      2.91               0.98                     1.18
                                                  ==========          =========               ==========

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